Exhibit 99.1

news release

Enbridge Energy Partners Reports 2005 First Quarter Results and Declares Cash Distribution

Houston, April 26, 2005 /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported net income for the three months ended March 31, 2005 of $28.2 million, or $0.37 per unit, compared with $33.1 million, or $0.50 per unit, for the first quarter of the prior year.  EBITDA (earnings before interest, taxes, depreciation and amortization) improved by 5 percent, from $83.3 million in the first quarter of 2004 to $87.1 million in the first quarter of 2005.  (EBITDA is reconciled to net income below.)

The Partnership’s first quarter 2005 results were particularly affected by lower volumes on its Lakehead crude oil system.  Crude oil supply from western Canada has been reduced approximately 110,000 barrels per day (bpd) by a partial outage at a major oil sands plant.  The plant owner indicates that facilities damaged by a fire in early January are expected to be restored in the third quarter this year.  Lakehead deliveries were 70,000 bpd lower in the first quarter this year than in the first quarter of 2004, with a corresponding earnings impact of approximately $3 million.

Included in first quarter 2005 EBITDA and earnings, are noncash charges of $7.0 million, or approximately $0.11 per unit, related to mark-to-market adjustments for certain hedging transactions.  These adjustments are required by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).

Enbridge Partners also declared a cash distribution of $0.925 per unit payable May 13, 2005 to unitholders of record on May 4, 2005.

“First quarter oil sands production was disappointing due to the outage of a major plant.  However, we continue to have a positive outlook for the Partnership and were pleased with the operational performance of the majority of our business units” commented Dan C. Tutcher, president of the Partnership’s management company and general partner.  “For the longer term, crude oil transportation opportunities emerging in the U.S. bode well for the Partnership.  We are the largest carrier of crude oil produced in western Canada and our recent supply forecast update for the region projects that growing oil sands production will underpin an increase in supply of between 600,000 and 800,000 bpd by 2010.  In anticipation, the Partnership has staged expansion plans under discussion that are geared to providing incremental capacity as it is required.”

Tutcher continued, “First quarter operational performance from our natural gas systems was in line with management expectations.  We are continuing to expand our footprint in natural gas midstream services in the U.S. Mid-Continent and Gulf Coast region through a combination of acquisitions and organic growth.  This region’s long-term gas supply profile is strong due to large reserves of conventional gas, increasing production from unconventional deposits and advances in extractive technologies.”

The Partnership announced a number of new projects that will proceed during 2005 to capitalize on strong supply-demand fundamentals surrounding its natural gas systems.

•                  Approximately $14 million will be invested in compression and other facilities to boost capacity of the new Zybach processing plant on the Anadarko System to 150 MMcf/d, by late this year.  This increment will accommodate 40 MMcf/d of processable gas that is currently being bypassed on the system.

•                  An estimated $10 million project is planned to increase gathering capacity by 70 MMcf/d in the Overton Field served by the East Texas System.  The expansion is anticipated to proceed in two phases to be completed late in 2005 and in 2006, respectively, and is subject to finalization of commercial terms with potential customers.

•                  A further $65 million is committed to various other facility enhancements on the East Texas System that are planned to increase its gas handling capacity by approximately 150 MMcf/d by the first quarter of 2006.

The Partnership also reported steady progress on a number of ongoing projects scheduled for completion during 2005.

•                  The $38 million first stage of the project to add processing capacity on the Anadarko System was started up in April.  The new facilities are currently processing approximately 95 MMcf/d of natural gas, while the new plant continues to be ramped up to its stage one design capacity of 105 MMcf/d.

•                  The new $150 million, 500-MMcf/d natural gas transmission line on the East Texas System is on track to provide additional delivery capacity to the Carthage hub, commencing this summer.  Completion of interconnects with two major pipelines located west of Carthage is anticipated within the next few weeks.

•                  Construction on the $28 million first stage of the Mid-Continent System project to add 2.3 million barrels of commercial crude oil storage is on schedule for completion late this year.

REVISED OUTLOOK FOR 2005

Enbridge Partners typically provides earnings guidance on an annual basis and does not undertake to update its guidance more frequently.  However, it was not in a position to estimate the impact of the oil sands plant outage when it provided earnings guidance for 2005 in January.  The Partnership now estimates that full year average deliveries on the Lakehead System will be approximately 1.38 million bpd.  This is forecast to reduce net income from January guidance by approximately $10 million, to between  $140 million to $150 million in 2005.

COMPARATIVE FIRST QUARTER EARNINGS

	Three Months Ended March 31,
(unaudited, dollars in millions except per unit amounts)	2005	2004
Segmented operating income:
•Liquids	$30.0	$30.6
•Natural Gas	22.4	21.1
•Marketing	1.4	2.2
•Corporate	(0.6)	(1.3)
Operating income	$53.2	$52.6
Interest expense	(25.6)	(21.6)
Interest and other income (expense)	0.6	2.1
Net income	$28.2	$33.1
Allocations to General Partner	(6.0)	(5.5)
Net income allocable to Limited Partners	$22.2	$27.6
Weighted average units (millions)	60.6	54.7
Net income per unit (dollars)	$0.37	$0.50

Liquids – Operating income from the Liquids segment was $30.0 million for the first quarter, a decrease of $0.6 million over the same period in 2004.  The 2005 results include a full quarter’s contribution from the Mid-Continent System acquired on March 1, 2004, and stronger results on North Dakota, which were mostly offset by lower results on the Lakehead System.  Operating income on the Lakehead System was lower in 2005 by $5.6 million mostly due to lower crude oil supply from an oil sands producer in Alberta, Canada.  Operating income on the North Dakota System improved by $1.4 million due to longer hauls and increased throughput from higher production in Montana, partially offset by greater power costs.  The Liquids segment also experienced an increase in operating and administrative expenses in the current quarter in relation to the corresponding period of 2004, resulting from a $4.6 million increase in oil measurement losses and the full quarter operations of the Mid-Continent System, partially offset by lower business development costs.  Deliveries on our three Liquids systems were as follows:

	Three Months Ended March 31,
(thousand barrels per day)	2005	2004
Lakehead	1,336	1,406
Mid-Continent *	189	243
North Dakota	89	74
Total	1,614	1,723

* Mid-Continent results are for a full quarter in 2005, compared to the month of March in 2004

Natural Gas – The Natural Gas segment contributed $22.4 million to operating income in the first quarter of 2005, an increase of $1.3 million over the same period in 2004.  The increase would have been larger except that higher forward natural gas prices generated a noncash $8.2 million mark-to-market loss on two derivatives that do not qualify for hedge accounting treatment.  Average daily volumes on our major natural gas systems increased 24 percent principally due to additional wellhead supply contracts on our East Texas and Anadarko systems, in addition to the contribution of the North Texas gathering and processing assets we acquired in January 2005.  Drilling activity continues to be strong in the Anadarko basin and Bossier trend areas, which has produced higher volumes on the Anadarko and East Texas systems.  In addition, stronger natural gas liquids prices enhanced processing returns on the East Texas and Anadarko Systems.  The positive growth in our Natural Gas segment was partially offset by increases in workforce related costs and down time for maintenance activities at two processing plants.  Average daily volumes for the major natural gas systems were as follows:

	Three Months Ended March 31,
(MMBtu/d)	2005	2004
East Texas	787,000	583,000
Anadarko	423,000	276,000
North Texas	265,000	192,000
South Texas	38,000	44,000
UTOS	198,000	206,000
Midla	105,000	117,000
AlaTenn	83,000	80,000
KPC	59,000	89,000
Bamagas	13,000	9,000
Other Major Intrastates	249,000	192,000
Major Systems Total	2,220,000	1,788,000

Marketing – The Marketing segment accounted for $1.4 million of operating income in the first quarter of 2005, a decrease of $0.8 million over the corresponding period in 2004.  Operating income included a noncash gain of $1.4 million primarily related to mark-to-market adjustments for hedges which the Partnership utilizes to lock in margins for corresponding natural gas purchase and sale transactions that are based on different price indexes.  Performance of the Marketing segment continues to be negatively affected by lower unit margins on natural gas volumes purchased due to physical pipeline constraints and also by demand charges on new third-party pipeline capacity that is used to transport natural gas from oversupplied markets to new markets.

Partnership Financing – The increase in interest expense to $25.6 million for the first quarter this year, compared with $21.6 million in the first quarter last year, was due to additional debt incurred by the Partnership to finance recent acquisitions and system expansions, and higher interest rates.  Principally, these include the gathering and processing assets acquired in January 2005, the East Texas expansion, and construction of the processing facilities on our Anadarko System.  Similarly, weighted average units outstanding increased to 60.6 million units for the first quarter of 2005 from 54.7 million units in 2004, due to additional partners’ capital raised for the acquisitions and expansions.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable May 13, 2005 to shareholders of record on May 4, 2005.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on May 2, 2005.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, April 26.  Interested parties may watch the live webcast, or a replay that will be available shortly after the presentation, at the link provided below.  Presentation slides and condensed unaudited financial statements will be available at the link shortly ahead of the web presentation.

EEP Earnings Release:  www.enbridgepartners.com/q/

Alternate Webcast Link:  www.vcall.com/CEPage.asp?ID=91233

The audio portion of the presentation will be accessible by telephone at (706) 679-0604 and can be replayed until May 10 by calling (706) 645-9291 and entering code 5171211.

EBITDA RECONCILIATION

EBITDA is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net income to EBITDA is provided because EBITDA is a financial measure not recognized by generally accepted accounting principles.

	Three Months Ended March 31
(unaudited, dollars in millions)	2005	2004

Net income	$28.2	$33.1
Interest expense	25.6	21.6
Depreciation and amortization	33.3	28.6
Income taxes	0.0	0.0
EBITDA	$87.1	$83.3

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18 percent interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 11 percent effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the

Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

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